UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2009 (April 28, 2009)

LINN ENERGY, LLC
 (Exact name of registrant as specified in its charters)
Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 480-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

a)	Fourth Amended and Restated Credit Agreement

On April 28, 2009, Linn Energy, LLC (the “Company”) entered into the Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”), among the Company, BNP Paribas, as administrative agent, and the agents and lenders party thereto, which amends and restates the Company’s Third Amended and Restated Credit Facility, which closed August 31, 2007 and was amended by the First Amendment, dated November 2, 2007, the Second Amendment, dated January 31, 2008, the Third Amendment, dated June 16, 2008 and the Fourth Amendment, dated August 20, 2008 (as amended, the “Existing Facility”).

The Amended Credit Agreement provides for an initial borrowing base of $1.75 billion and a maturity of August 2012.  The borrowing base under the Amended Credit Agreement will be redetermined semi-annually by the lenders in their sole discretion, based on, among other things, reserve reports as prepared by reserve engineers taking into account the natural gas and oil prices at such time.  The Company’s obligations under the Amended Credit Agreement are secured by mortgages on its natural gas and oil properties as well as a pledge of all ownership interests in its material operating subsidiaries.  The Company is required to maintain the mortgages on properties representing at least 80% of its natural gas and oil properties. Additionally, the obligations under the credit agreement are guaranteed by all of the Company’s material operating subsidiaries and may be guaranteed by any future subsidiaries.

At the Company’s election, interest on borrowings under the Amended Credit Agreement is determined by reference to either LIBOR plus an applicable margin between 2.50% and 3.25% per annum or the alternate base rate (“ABR”) plus an applicable margin between 1.00% and 1.75% per annum.  Interest is generally payable quarterly for ABR loans and at the applicable maturity date for LIBOR loans.  The Company is required to pay a fee of 0.5% per year on the unused portion of the Borrowing Base under the Amended Credit Agreement. Borrowings under the Amended Credit Agreement are available for the acquisition and development of natural gas and oil properties, working capital, and general corporate purposes, including distributions to unitholders.

The Amended Credit Agreement contains various covenants, substantially similar to the Existing Facility, that limit the Company’s ability to incur indebtedness, enter into commodity and interest rate swaps, grant certain liens, make certain loans, acquisitions, capital expenditures and investments, make distributions other than from available cash,  merge or consolidate, or engage in certain asset dispositions, including a sale of all or substantially all of the Company’s assets.  The Amended Credit Agreement also contains covenants, substantially similar to the Existing Facility, that require the Company to maintain specified financial ratios.  The other terms and conditions of the Amended Credit Agreement are substantially similar to the Existing Facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Item 2.03  Creation of a Direct Financial Obligation.

    The information described above under "Item 1.01 Entry into a Material Definitive Agreement" is incorporated herein by reference.  The Company requested and received, on April 28, 2009, a $20 million ABR borrowing at an effective interest rate of  4.5%, the proceeds of which were used to pay fees in connection with the closing of the Amended Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: May 4, 2009	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary